PRESS RELEASE

Available for Immediate Publication: July 26, 2005
Contacts:  Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Declares a $.05 per Share Third Quarter Cash Dividend

Merced, California, July 26, 2005 -Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today, that its board of directors has declared a $0.05 per share third quarter 2005 cash dividend for shareholders of record as of August 5, 2005, payable on August 26, 2005.

“This $0.05 per share cash dividend marks our seventh consecutive quarter of cash dividends that began in the first quarter of 2004,” stated Tom Hawker Chief Executive Officer of Capital Corp of the West. “Our strong second quarter performance due in part to the unique growth characteristics of our operating region, combined with our forecast for the remainder of the year, indicates that the full year 2005 will be exceptional for shareholders, customers and the Team Members of CCOW. We are very pleased to be in the financial position that allows us to maintain this $0.05 cash dividend after our recent 2005 second quarter 9:5 stock split and thereby providing an 80% gain in the cash dividend we deliver to our shareholders.”

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has 28 years of service as “Central California’s Community Bank.”Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has a 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-nine financial institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.